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                                                                   EXHIBIT 10.46


                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT is entered into between Philip D. Ellett ("Associate") and Ingram Micro Inc., a Delaware corporation ("Ingram"), in recognition of Associate's service to Ingram and in order to induce Associate to continue to provide limited services to Ingram after his resignation. In consideration of the mutual promises and agreements contained in this document, intending to be legally bound, Associate and Ingram contract and agree as follows:

1. Resignation. Associate has resigned as an officer of Ingram effective as of September 2, 1999 (the "Resignation Date"). After the Resignation Date, Associate will continue as a part-time employee of Ingram in accordance with the terms and conditions of this Agreement through November 12, 1999 (the "Separation Date"), at which time his employment with Ingram will terminate. During this period Associate will report to the Office of the Chairman and undertake such projects as members of the Office of the Chairman may request. Ingram will maintain Associate's present extension on its telephone system, but Associate will not be provided an office or administrative support except as Ingram determines is necessary to enable him to accomplish the projects assigned to him hereunder. Associate understands and agrees that after the Resignation Date he no longer will be an agent of Ingram or any of its Affiliates, and he will no longer have any authority to bind Ingram or any Affiliate or act on behalf of Ingram or any such Affiliate.

2. Salary Continuation. As compensation for all sums and benefits owed to and/or earned by Associate based on his employment with Ingram and any and all of its Affiliates, and in consideration of Associate's continuing obligations under this Agreement, Ingram will continue to pay Associate his current base salary from the Resignation Date through March 31, 2000 (the "Salary Continuation Period"). Such amount shall be payable through Ingram's normal payroll procedures, and will be subject to applicable withholding requirements.

3. COBRA Coverage. Associate acknowledges that, effective as of the Separation Date, he will cease to be qualified to participate in the employee benefit plans to which he was entitled as an associate or employee of Ingram. Associate will, however, have the rights of a terminated employee to convert and/or continue certain benefit coverages as provided in the respective benefit plans, including COBRA continuation rights for medical and dental coverages. Ingram will provide under separate cover further information to Associate regarding COBRA continuation coverage and other conversion and/or continuation rights. Notwithstanding the foregoing, during the Salary Continuation Period, Ingram will pay directly or reimburse Associate for the amount by which the premiums for COBRA continuation coverage exceeds the cost for the equivalent coverage which Ingram charges its employees at that time.


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4.       Key Employee Stock Purchase Plan. Notwithstanding the provisions of
         Section 6(b)(i) of the Acquisition Agreement dated July 1, 1996 between Ingram and Associate relating to Associate's purchase of 75,000 shares of Ingram Class B Common Stock under the Ingram Key Employee Stock Purchase Plan (the "Acquisition Agreement"), Ingram shall not exercise its right to repurchase the Shares (as such term is defined in the Acquisition Agreement) for so long as Associate performs his obligations under this Agreement and will be permitted to exercise its repurchase rights only with respect to the Restricted Shares (as such term is defined in the Acquisition Agreement), owned by Associate, if any, as of the date of any failure by Associate to perform his obligations. Except as modified hereby, the Acquisition Agreement shall continue in full force and effect in accordance with its terms.

5. Non-disclosure. Associate acknowledges his obligation not to disclose, during or after employment, any trade secrets or proprietary and/or confidential data or records of Ingram or its Affiliates or to utilize any such information for private profit. Each of the parties hereto agrees that such party will not release, publish, announce or otherwise make available to the public in any manner whatsoever any information or announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except as required by law or legal process, including, in the case of Ingram, filings with the Securities and Exchange Commission. Associate agrees not to communicate with, including responding to questions or inquiries presented by, the media, employees or investors of Ingram, its Affiliates or any third party relating to the terms of this Agreement, without first obtaining the prior written consent of Ingram. Notwithstanding the foregoing, Associate may make disclosure to his spouse, attorneys and financial advisors of the existence and terms of this Agreement provided that they agree to be bound by the provisions of this Paragraph 5. Each party agrees not to make statements or take any action to disparage, dissipate or negatively affect the reputation of the other with employees, customers, suppliers, competitors, vendors, stockholders or lenders of Ingram, its Affiliates or any third party.

6. Return of Property. Associate acknowledges his obligation to promptly return to Ingram all property of Ingram and its Affiliates in his possession, including without limitation all keys, credit cards, computers, office equipment, documents, files and instruction manuals. Notwithstanding the foregoing, Associate will be permitted to purchase the equipment presently in his possession listed on Exhibit A to this Agreement for a price of $250.00.

7. Associate's Obligations. In consideration of the benefits and stock ownership rights to be received by Associate hereunder, Associate and Ingram have further agreed as follows:

         a. Associate will not directly or indirectly make known to any person, firm, corporation, partnership or other entity any list, listing or other compilation, whether prepared or maintained by Associate, Ingram or any of Ingram's Affiliates, which contains


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                  information that is confidential to Ingram or any of its
                  Affiliates about their customers ("Ingram Customers"), including but not limited to names and addresses, or, at any time on or before April 1, 2000, call on or solicit, or attempt to call on or solicit, in either case with the intent to divert business or potential business from Ingram or any of its Affiliates, any of the Ingram Customers with whom he has become acquainted during his employment with Ingram or any of its Affiliates, either for his own benefit or for the benefit of any other person, firm, corporation, partnership or other entity.

         b. Through April 1, 2000, Associate will not, and will not permit any person, firm, corporation, partnership or other entity of which he is an officer or control person to, (i) knowingly solicit, entice, or persuade any individual who is an associate of Ingram or any of its Affiliates at any time during the period from the date of this Agreement through April 1, 2000 (each such individual, an "Ingram Associate") to leave the services of Ingram or any of its Associates for any reason, or (ii) solicit for employment, hire, or engage any present or future Ingram Associate as an employee, independent contractor or consultant.

         c. Associate acknowledges that he has unique knowledge of Ingram and its Affiliates and unique knowledge of the computer and software sales and distribution industry. Based on his unique status, he agrees that through April 1, 2000, he will not be employed or hired as an employee or consultant by, or otherwise directly or indirectly provide services for, any of Tech Data, Merisel, Inacom, Pinacor, Gates Arrow, Marshall, Hallmark, Hamilton Avnet, Daisytek, Azerti, Azlan, Northamber, Tech Pacific, Synnex, and/or GE Capital Information Technology Solutions-North America, Inc., and any subsidiary or affiliate of these entities in a business or line of business conducted by any such entity which competes with any line of business conducted by Ingram or any of its Affiliates. Notwithstanding the foregoing, should Associate be employed by an entity that is not a subsidiary or affiliate of one of these entities at the time he commences such employment, but subsequently becomes a subsidiary or affiliate of, or becomes merged into, one of these entities on or before April 1, 2000, he shall not be deemed to be in breach of the provisions of this Paragraph 7.c due to such employment provided that at the time he commenced his employment there had been no public announcement of an agreement pursuant to which his employer would become a subsidiary or affiliate of, or merged into, one of these entities or discussions that could lead to such an agreement and Associate had no knowledge of the existence of any such agreement or discussions. Associate further agrees that he will not own any interest in, provide financing to, be connected with, or be a principal, partner or agent of any such competitive distributor or aggregator; provided, however, he may own less than 1% of the outstanding shares of any such entity whose shares are traded in the public market.

         d. Upon request of Ingram or any of its Affiliates, Associate will make himself available to provide reasonable assistance to Ingram or any such Affiliate up to a maximum of (i) 60 hours during the period from the Resignation Date through September 30, 1999, (ii) 40 hours during the month of October 1999, and (iii) 20 hours in each of the five


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                  months from November 1999 through March 2000, and will use reasonable efforts to arrange his commitments so as to make himself available for such assistance on a basis which is consistent with the requests of Ingram or any of its Affiliates. Such assistance may include telephone conversations, correspondence, attendance and participation in meetings, transfer of knowledge or information regarding operational or other issues, litigation preparation and trials. During such period, Ingram shall reimburse Associate for any out-of-pocket expenses he may incur in connection with such assistance in accordance with Ingram's reimbursement policies. After April 1, 2000, Associate shall continue to provide such assistance as requested by Ingram and, in such event, shall be compensated at a rate per day (minimum charge, one half day) commensurate with the daily rate he was earning based on his current base salary immediately prior to the Resignation Date.

                  The running of the periods prescribed in this Paragraph shall be tolled and suspended by the length of time Associate works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this partial restraint.

         8. Rights in Event of Breach. In the event of Associate's breach of this Agreement (excluding breach of this Agreement due to death or total disability and provided that in the event of a breach of Paragraph 7.c or 7.d, such breach shall have continued for 15 days after the sooner of Associate's discovery thereof or receipt of notice from Ingram thereof), in addition to all other rights and remedies to which Ingram may be entitled by law or in equity, Ingram shall have no obligation to make any further payments hereunder and may purchase any remaining Restricted Shares under the Acquisition Agreement. If Ingram exercises such right, Associate's obligations under Paragraph 7.c and 7.d will terminate.

         9. Confidential Information. This Agreement will in no way void or diminish Associate's obligation to protect and keep confidential any and all proprietary and/or confidential information of Ingram and its Affiliates which Associate may have or acquire in the future.

         10. Injunctive Relief. Irreparable harm will be presumed if Associate breaches any covenant in this Agreement and damages may be very difficult to ascertain. In light of these facts, Associate agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of Ingram, and Associate specifically releases Ingram from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. The granting of injunctive relief by any court shall not limit Ingram's right to recover any amounts previously paid to Associate under this Agreement or any damages incurred by it due to a breach of this Agreement by Associate.


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         11.      Release by Associate. Effective immediately, Associate hereby fully, finally and irrevocably discharges Ingram and each of its Affiliates, and each present, former and future director, officer and employee of Ingram and its Affiliates and any parent, subsidiary, affiliate or shareholder thereof (the "Ingram Released Parties") from all manner of claims, actions, causes of action or suits, in law or in equity, which Associate has or may have, known or unknown, against the Ingram Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during his employment with Ingram and any of its Affiliates, resulting from or relating to his employment or the termination thereof, or relating to his status as an officer, director, employee or participant in any employee benefit plan of Ingram or any of its Affiliates; provided, however, that the foregoing (a) is not intended to be, and shall not constitute, a release of any right of Associate to obtain indemnification and reimbursement of expenses from Ingram or any of its Affiliates with respect to claims based upon or arising from alleged or actual acts or omissions of Associate as an officer, director or employee of Ingram or any of its Affiliates to the fullest extent provided by law or in any applicable certificate of incorporation, bylaw or contract, and (b) shall not release Ingram from liability for violations of this Agreement after the date hereof. From and after the date hereof, Associate agrees and covenants not to sue, or threaten suit against, or make any claim against, any Ingram Released Party for or alleging any of the claims, actions, causes of action or suits described above. Associate acknowledges that this release includes, but is not limited to, all claims arising under federal, state, local or foreign laws prohibiting employer discrimination and all claims growing out of any legal restrictions on the right of Ingram or any of its Affiliates to terminate its employees. Associate also specifically waives and releases all claims of employment discrimination and all rights available to him under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), as well as all claims or rights under the California Fair Employment and Housing Act, or any similar law of any jurisdiction. Associate specifically agrees that he will not institute litigation in any forum, including any filing with any regulatory commission or agency, against any Ingram Released Party based on any allegations or circumstances that are in any way connected with his employment or the termination of his employment with Ingram and its Affiliates.

         12. Waiver. Associate expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

                           "Section 1542. General Release--Claim extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor."

                  Associate understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if Associate should eventually suffer damages arising out of his employment relationship with Ingram and its


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                  Affiliates, or termination of such employment, Associate will not be permitted to make any claim for those damages except as expressly permitted by this Agreement. Furthermore, Associate acknowledges that he intends these consequences even as to claims for injuries and/or damages that may exist as of the date of this Agreement but which he does not know exist, and which, if known, would materially affect his decision to execute this Agreement.

         13. Right to Revoke. Associate acknowledges that he has the right to seek legal counsel, and was advised to seek such counsel, before entering into this Agreement. Associate shall have 21 days from the date on which this Agreement was delivered to him in which to execute and return this Agreement to Ingram. In the event that Associate does not execute and return this Agreement within such 21 day period, the offer contained in this Agreement shall be revoked and Ingram shall not be bound by any terms or conditions contained herein. Associate further understands he has the right to revoke this Agreement at any time within seven days of execution of this Agreement by written notice sent by certified mail and received by Ingram prior to expiration of the seventh day, whereupon this Agreement shall be null and void as of its inception.

         14. Sole Remedy. Associate agrees that, in the event Ingram breaches any provision of this Agreement, his sole remedy for such breach shall be enforcement of the terms of this Agreement or, in the case of a breach of Paragraph 4 hereof, at Associate's election, recovery of any provable damages as a result of such breach.

         15. Attorney Fees. In the event that either party hereto files suit to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs incurred therewith.

         16. Definition of Affiliate. An "Affiliate" of Ingram for purposes of this Agreement shall include any corporation or business entity in which Ingram owns, directly or indirectly, at least 15% of the outstanding equity interest.

         17. Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to a particular circumstance, it shall nevertheless remain in full force and effect in all other circumstances.

         18. Notices. Any notices, requests, demands and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (a) on the date delivered if personally delivered,
                  (b) on the third day after deposit in the U.S. mail or with a reputable air courier service, properly addressed with postage or charges prepaid, or (c) on the date transmitted by telefax if the sender receives electronic confirmation of receipt of such telefax, to the address or


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                  telefax number of Ingram or Associate, as the case may be, set forth on the signature page of this Agreement.

         19. Entire Agreement. This instrument contains and accurately recites the complete and entire agreement among the parties, and it expressly terminates, cancels, and supersedes any and all prior agreements or understandings, if any, among the parties, except for Ingram's agreement to make certain tax equalization payments to Associate and provide certain tax return preparation services to Associate with respect to the period of Associate's European assignment on behalf of Ingram, as set forth in paragraphs 14 and 15 of that certain letter dated November 18, 1996 from Ingram to Associate, which shall remain in effect. This Agreement may not be modified except in writing signed by the parties.

         20. Governing Law. This Agreement shall be governed by California law, without regard to the choice or conflict of law provisions thereof.

         21. Paragraph Titles. The paragraph titles used in this Agreement are for convenience only and do not define or limit the contents of any paragraph.

         22. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs of Associate and the successors and assigns of Ingram.


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         Executed and delivered to Associate by Ingram on September 9, 1999 and executed by Associate on the date set out below.


Notice Information:                        "Ingram"


Ingram Micro Inc.                          INGRAM MICRO INC.
1600 E. St. Andrew Place
Santa Ana, California 92705
Attention:  Cyndy McGuire
Telephone:  (714) 566-1000, ext. 22500
Facsimile:  (714) 566-7733                 By: /s/  JAMES E. ANDERSON, JR.
                                               ---------------------------------
                                               Title: Senior Vice President



                                           "Associate"



           9/9/99                          /s/ PHILIP D. ELLETT
------------------------------             -------------------------------------
           Date                            Philip D. Ellett

                                           Address:_____________________________

                                           _____________________________________

                                           _____________________________________

                                           Facsimile:___________________________



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                                    EXHIBIT A


                            Equipment to be Purchased


1.       IBM laptop computer

2.       Palm Pilot

3.       Cellular telephone


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